CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2019 (except for the effects of discontinued operations, as discussed in Note 22, as to which the date is June 28, 2019), with respect to the consolidated financial statements included in the Annual Report of CURO Group Holdings Corp. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of CURO Group Holdings Corp. on Form S-3 (File No. 333-230905) and Form S-8 (File No. 333-221945).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 9, 2020